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                                                              [Draft -- 1/25/94]
                              BOWATER INCORPORATED
                          CERTIFICATE OF DESIGNATIONS
                                     OF THE
                     % PRIDES, SERIES B CONVERTIBLE PREFERRED STOCK

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                  BOWATER INCORPORATED, a corporation organized and existing under the laws of the State of Delaware (the Corporation), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the Board of Directors) at a meeting duly called and held on January 26, 1994 at which meeting a quorum of the members of the Board of Directors was present and acting throughout, and was duly amended and supplemented by the action of the Pricing Committee (the Pricing Committee) of the Board of Directors, acting pursuant to authority delegated to the Pricing Committee by the Board of Directors on October 21, 1993, at a meeting duly
called and held on [                  ] at which meeting a quorum of the members
of the Pricing Committee was present and acting throughout.

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                                                                               2
                  RESOLVED that, pursuant to authority expressly vested in the Board of Directors by the provisions of the Restated Certificate of
Incorporation of the Corporation (the Certificate), the Board of Directors
hereby provides for the issuance of a series of serial preferred stock of the Corporation, par value $1.00 per share (all series of serial preferred stock of the Corporation being hereinafter referred to collectively as the Preferred Stock), to consist of [1,250,000] shares, and hereby fixes the powers, designation, preferences and relative, participating, optional and other rights of such series of Preferred Stock, and the qualifications, limitations and restrictions thereof, as follows:
                  1. Designation; Ranking. (a) The designation of the series of
Preferred Stock created by this resolution shall be        % PRIDES, Series B
Convertible Preferred Stock (hereinafter called the PRIDES), and the number of shares constituting the PRIDES is [1,250,000].
                  (b) Any shares of the PRIDES that at any time have been redeemed, purchased, acquired upon conversion or otherwise acquired by the Corporation shall, after such redemption, purchase, conversion or other acquisition, resume the status of authorized and unissued shares of Preferred Stock without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

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                                                                               3
                  (c) The shares of PRIDES will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with the
Corporation's LIBOR Preferred Stock, Series A, [and its [       ]% Series C
Cumulative Preferred Stock,] as well as any Preferred Stock issued in the future by the Corporation that by its terms ranks pari passu with the shares of PRIDES.
                  2. Dividends. The holders of record of the shares of PRIDES shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends (Preferred Dividends) from the date of the initial issuance of the shares of PRIDES at the rate of
[       ] percent of the $[       ] liquidation preference per annum, payable
quarterly in arrears on the first day of January, April, July, and October or, if any such date is not a business day (as defined in paragraph 6 hereto), the Preferred Dividend due on such date shall be payable on the next succeeding business day (each such payment date, and any redemption date pursuant to the proviso set forth in this sentence, being a Dividend Payment Date); provided, however; that, with respect to any dividend period during which a redemption of any shares of PRIDES occurs, the Corporation may, at its option, declare accrued Preferred Dividends to, and pay such dividends on, the date fixed for redemption, in which case such dividends would be payable in cash to the holders of shares of PRIDES as of the record date for such dividend payment

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                                                                               4
and would not be included in the calculation of the related Call Price (as defined herein). The first dividend period will be from the date of initial issuance of the shares of PRIDES to but excluding April 1, 1994 and will be payable on April 1, 1994. Preferred Dividends shall cease to accrue on shares of PRIDES on the Mandatory Conversion Date (as defined herein) or on the date of their earlier conversion or redemption. Preferred Dividends will be payable to holders of record of shares of PRIDES as they appear on the stock register of the Corporation on such record dates, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Preferred Dividends payable on shares of PRIDES for any period less than a full quarterly dividend period (or, in the case of the first Preferred Dividend, from the date of initial issuance of the shares of PRIDES to the first Dividend Payment Date) will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Preferred Dividends shall accrue on a daily basis (computed as set forth in the immediately preceding sentence) whether or not there are funds of the Corporation legally available for the payment of such dividends and whether or not such Preferred Dividends are declared. Accrued but unpaid Preferred
Dividends shall cumulate

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                                                                               5
as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.
                  As long as shares of PRIDES are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, any capital stock, including without limitation the Common Stock (as defined herein), of the Corporation ranking junior to the shares of PRIDES as to the payment of dividends and the distribution of assets upon liquidation (collectively, Junior Stock) and cash in lieu of fractional shares in connection with any such dividend) will be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock unless (i) full dividends on Preferred Stock that does not constitute Junior Stock (Parity Preferred Stock) have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative;
(ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or

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                                                                               6
theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Parity Preferred
Stock.
                  As long as any shares of PRIDES are outstanding, no shares of Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase, redemption or acquisition of any Junior Stock unless: (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption, acquisition, setting aside or making available to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase,

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                                                                               7
retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Parity Preferred Stock.
                  As long as any shares of PRIDES are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith) and the Corporation may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith and except with the right, subject to clause (b) of this paragraph and any similar requirement of any other Certificate of Designations for Preferred
Stock, to receive accrued and unpaid dividends), unless either: (a)(i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock dividend, distribution, redemption, purchase or acquisition payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and

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                                                                               8
sinking funds, if any, for any Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Parity Preferred
Stock; or (b) with respect to the declaration and payment of dividends only, any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share of PRIDES and each other share of Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of PRIDES and such other share of Parity Preferred Stock bear to each other.
                  3. Conversion or Redemption. (a) Unless previously either called for redemption in accordance with the provisions of paragraph 3(b) or converted at the option of the holder in accordance with the provisions of paragraph 3(c), on January 1, 1998 (the Mandatory Conversion Date) each outstanding share of PRIDES will convert mandatorily (the Mandatory Conversion) into (i) shares of authorized common stock, $1.00 par value, of the Corporation (the Common Stock) at the Common Equivalent Rate (as defined herein) in effect on the Mandatory Conversion Date and (ii) the right to receive an amount in cash equal to all accrued and unpaid Preferred Dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date,

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                                                                               9
whether or not declared, out of funds legally available for the payment of Preferred Dividends, subject to the requirement set forth in clause (b) in the last paragraph of paragraph 2 above and any similar requirement of any other Certificate of Designations for Preferred Stock, subject to the right of the Corporation to redeem the shares of PRIDES on or after January 1, 1997 (the Initial Redemption Date) and prior to the Mandatory Conversion Date and subject to the conversion of the shares of PRIDES at the option of the holder at any time prior to the Mandatory Conversion Date. The Common Equivalent Rate is initially four shares of Common Stock for each share of PRIDES and is subject to adjustment as set forth in paragraphs 3(d) and 3(e) below. Preferred Dividends on the shares of PRIDES shall cease to accrue and such shares of PRIDES shall cease to be outstanding on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, without interest, in exchange for and contingent upon surrender of certificates representing the shares of PRIDES, and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make

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                                                                              10
such payment and voting contingent upon, the surrender of certificates representing the shares of PRIDES, provided that the Corporation shall give the holders of the shares of PRIDES such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid, if any, without interest, on such shares of Common Stock subsequent to the Mandatory Conversion Date.
                  (b) (i) Shares of PRIDES are not redeemable by the Corporation prior to the Initial Redemption Date. At any time and from time to time on or after that date until immediately prior to the Mandatory Conversion Date, the Corporation will have the right to redeem, in whole or in part, the outstanding shares of PRIDES (subject to the notice provisions set forth in paragraph 3(b)(iii) and to the Certificate). Upon any such redemption the Corporation will deliver to the holder thereof, in exchange for each share of PRIDES subject to redemption, the greater of:
                       (A) the number of shares of Common Stock equal to the Call Price (as defined herein) in effect on the redemption date divided by the Current Market Price (as defined herein) of the Common Stock, such Current Market Price being determined as of the second Trading Day (as defined herein) immediately preceding the Notice Date (as defined herein); or

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                                                                              11
                       (B) shares of Common Stock equal to the then applicable Optional Conversion Rate (as defined herein).
                  Dividends will cease to accrue on the shares of PRIDES on the date fixed for their redemption (unless the Corporation defaults on the payment of the redemption price). The Call Price of each share of PRIDES is the sum of
(x) $[       ] on and after the Initial Redemption Date to and including March
31, 1997, or $[       ] on and after April 1, 1997, to and including June 30,
1997, or $[       ] on and after July 1, 1997, to and including September 30,
1997, or $[       ] on and after October 1, 1997, to and including November 30,
1997, or $[       ] on and after December 1, 1997, to and including December 31,
1997, and (y) all accrued and unpaid dividends thereon to but not including the date fixed for redemption (other than previously declared dividends payable to a holder of record as of a prior date). If fewer than all of the outstanding shares of PRIDES are to be called for redemption, shares of PRIDES to be called for redemption will be selected by the Corporation from outstanding shares of PRIDES not previously called by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole discretion to be equitable.
                  (ii) The term Current Market Price per share of the Common
Stock on any date of determination means the lesser of (x)

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                                                                              12
the average of the Closing Prices (as defined herein) of the Common Stock for the 15 consecutive Trading Days ending on and including such date of determination, or (y) the Closing Price of the Common Stock for such date of determination; provided, however, that, with respect to any redemption of shares of PRIDES, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted, in the sole determination of the Board of Directors of the Corporation whose determination shall be conclusive, to reflect the occurrence of such event.
                  (iii) The Corporation will provide notice of any call for redemption of shares of PRIDES to holders of record of the shares of PRIDES to be called for redemption not less than 15 nor more than 60 days prior to the date fixed for redemption. Any such notice will be provided by mail, sent to the holders of record of the shares of PRIDES to be called for redemption at such holder's address as it appears on the stock register of the Corporation, first class postage prepaid; provided, however, that failure to give such notice or any defect therein shall not affect the validity of the proceeding for the redemption of any shares of PRIDES to be redeemed except as to the holder to whom the Corporation has failed to give said notice or whose notice was defective. On and

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                                                                              13
after the redemption date, all rights of the holders of the shares of PRIDES called for redemption shall terminate except the right to receive the redemption price (unless the Corporation defaults on the payment of the redemption price).
A public announcement of any call for redemption will be made by the Corporation prior to, or at the time of, the mailing of such notice of redemption. The term Notice Date with respect to any notice given by the Corporation in connection with a redemption of shares of PRIDES means the date on which first occurs either the public announcement of such call for redemption or the commencement of mailing of the notice to the holders of shares of PRIDES to be called for redemption, in each case pursuant to this subparagraph (iii).
                  Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:
                       (A) the redemption date;
                       (B) that all outstanding shares of PRIDES are to be redeemed or, in the case of a redemption of fewer than all outstanding shares of PRIDES, the number of such shares held by such holder to be redeemed;
                       (C) the Call Price, the number of shares of Common Stock deliverable upon redemption of each share of PRIDES to be redeemed, and the Current Market Price used to calculate such number of shares of Common Stock;

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                                                                              14
                       (D) the place or places where certificates for such shares of PRIDES are to be surrendered for redemption; and
                       (E) that dividends on the shares of PRIDES to be redeemed shall cease to accrue on and after such redemption date (except as otherwise provided herein).
                  (iv) The Corporation's obligation to deliver shares of Common Stock and provide funds upon redemption in accordance with this paragraph 3(b) and paragraph 4 shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York, New York, and having a capital and surplus of at least $50,000,000 according to its last published statement of condition, or shall set aside or make other reasonable provision for the issuance of, such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this paragraph 3(b) upon the occurrence of the related redemption of PRIDES and such amount of cash in lieu of the issuance of fractional share amounts as is required by paragraph 4, in trust for the account of the holders of such shares of PRIDES to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company, or affiliate thereof, to deliver such shares and funds upon redemption of the shares of PRIDES so called for redemption. Any interest accrued on such funds shall

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                                                                              15
be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of three years from such redemption date shall be repaid and released to the Corporation, after which, subject to applicable law, the holder or holders of such shares of PRIDES so called for redemption shall look only to the Corporation for delivery of shares of Common Stock and the payment of any other funds due in connection with the redemption of such shares of PRIDES.
                  (v) Each holder of shares of PRIDES called for redemption must surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and will thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to this paragraph 3(b) and paragraph 4, without interest, following such surrender and on or following the date of such redemption. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption shall have been given, and if on the date fixed for redemption shares of Common Stock and funds necessary for the redemption

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                                                                              16
shall have been irrevocably either (A) set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor) or (B) deposited with a bank or trust company or an affiliate thereof as provided herein or the Corporation shall have made other reasonable provision therefor, then notwithstanding that the certificates evidencing any shares of PRIDES so called for redemption shall not have been surrendered, the shares represented thereby so called for redemption shall be deemed no longer outstanding, Preferred Dividends with respect to the shares so called for redemption shall cease to accrue on the date fixed for redemption and all rights with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except for the rights of the holders to receive the shares of Common Stock and funds, if any, payable pursuant to this paragraph
3(b) and paragraph 4, without interest, upon surrender of their certificates therefor and except that holders of shares of PRIDES at the close of business on a record date (preceding the redemption date) for any payment of Preferred Dividends shall be entitled to receive the Preferred Dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such record date and prior to such Dividend Payment Date. Holders of shares of PRIDES that are redeemed shall not

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                                                                              17
be entitled to receive dividends declared and paid on the shares of Common Stock deliverable upon such redemption, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the proper surrender of the certificates representing such shares of PRIDES, and upon such surrender such holders shall be entitled to receive such dividends, without interest, declared and paid on such shares of Common Stock subsequent to such redemption date.
                  (c) Shares of PRIDES are convertible, in whole or in part, at the option of the holders thereof (Optional Conversion), at any time prior to the Mandatory Conversion Date, unless previously redeemed, into shares of Common
Stock at a rate of [       ] shares of Common Stock for each share of PRIDES
(the Optional Conversion Rate), subject to adjustment as set forth below. The right of Optional Conversion of shares of PRIDES called for redemption will terminate immediately prior to the close of business on any redemption date with respect to such shares.
                  Optional Conversion of shares of PRIDES may be effected by delivering certificates evidencing such shares, together with written notice of conversion and proper assignment of such certificates to the Corporation or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to

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                                                                              18
the office of any transfer agent for the shares of PRIDES or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Conversion Rate in effect at such time on such date.
                  Holders of shares of PRIDES at the close of business on a record date for any payment of declared Preferred Dividends will be entitled to receive the Preferred Dividend payable on such shares of PRIDES on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares of PRIDES following such record date and prior to such Dividend Payment Date. However, shares of PRIDES surrendered for Optional Conversion after the close of business on a record date for any payment of declared Preferred Dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the Preferred Dividends attributable to the current quarterly dividend period payable on such date (unless such shares of PRIDES are subject to redemption on a redemption date subsequent to the record date established for such Dividend Payment Date and prior to or on such Dividend Payment Date). Except as provided above, upon any

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                                                                              19
Optional Conversion of shares of PRIDES, the Corporation will make no payment of or allowance for unpaid Preferred Dividends, whether or not in arrears, on such shares of PRIDES as to which Optional Conversion has been effected or previously declared dividends or distributions on the shares of Common Stock issued upon such Optional Conversion.
                  (d) The Common Equivalent Rate and the Optional Conversion
Rate are each subject to adjustment from time to time as provided below in this paragraph (d).
                       (i) If the Corporation shall pay or make a dividend or other distribution with respect to its Common Stock in shares of Common Stock (including by way of reclassification of any shares of its Common Stock), the Common Equivalent Rate and the Optional Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall each be increased by multiplying such Common Equivalent Rate and Optional Conversion Rate by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, excluding the effect of such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or other distribution, and of which the denominator shall be the number

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                                                                              20
     of shares of Common Stock outstanding at the close of business on the date fixed for such determination, excluding the effect of such dividend or distribution, such increase to become effective at the opening of business on the day following the date fixed for such determination. For the purposes of this clause (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation and the number of shares constituting such dividend or other distribution shall include shares represented by cash issued in lieu of fractional shares of Common Stock.
                       (ii) In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, the Common Equivalent Rate and the Optional Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall each be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a lesser number of shares of Common Stock, the Common Equivalent Rate and the Optional Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall each be proportionately reduced, such increases or reductions, as the case may be, to become effective at the opening

                                                                              21
     of business on the day following the day upon which such subdivision or split or combination becomes effective.
                       (iii) If the Corporation shall, after the date hereof, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock (determined pursuant to paragraph 3(b)(ii)) on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Common Equivalent Rate and the Optional Conversion Rate in effect on such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date for issuance of such rights or warrants, excluding the effect of such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the record date for issuance of such rights or warrants, excluding the effect of such issuance, plus the number of shares of Common Stock which the aggregate offering price of

                                                                              22
     the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of offered shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Shares of Common Stock held by the Corporation or by another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered by reason of the expiration of such rights or warrants, the Common Equivalent Rate and the Optional Conversion Rate shall each be readjusted to the Common Equivalent Rate and the Optional Conversion Rate which would then be in effect had the adjustments made by reason of the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of Common Stock actually delivered.
                       (iv) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock consisting

                                                                              23
     of evidences of its indebtedness, cash or other assets (including shares of capital stock of the Corporation other than Common Stock but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as defined herein), and dividends referred to in clause (i) above), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (iii) above), then in each such case the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Common Equivalent and the Optional Conversion Rate in effect on the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be, by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock (determined pursuant to paragraph 3(b)(ii) on such record date), and of which the denominator shall be such Current Market Price per share of Common Stock less either (i) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) on such record date of the portion of the assets or evidences of indebtedness so distributed, or of such rights or warrants,

                                                                              24
     applicable to one share of Common Stock or (ii), if applicable, the amount of the Extraordinary Cash Distribution applicable to one share of Common Stock. Such adjustment shall become effective at the opening of business on the business day next following the record date for such dividend or distribution or for the determination of holders entitled to receive such rights or warrants, as the case may be. Extraordinary Cash Distribution means the portion of any cash dividend or cash distribution on the Common Stock that, when added to all other cash dividends and cash distributions on the Common Stock made during the immediately preceding 12-month period (other than cash dividends and cash distributions for which a prior adjustment to the Common Equivalent Rate and Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, 10% of the average daily Closing Price of the Common Stock over such 12-month period.
                       (v) Anything in this paragraph 3 notwithstanding, the Corporation will be entitled (but shall not be required) to make such upward adjustments in the Common Equivalent Rate and the Optional Conversion Rate or the Call Price in addition to those set forth by this paragraph 3, as the Corporation, in its sole discretion, shall determine to be advisable, in order that any stock dividend, subdivision of stock, distribution

                                                                              25
     of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, or any successor provision) hereafter made by the Corporation to its stockholders will not be taxable in whole or in part.
                       (vi) All adjustments to the Common Equivalent Rate and the Optional Conversion Rate will be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Common Equivalent Rate or the Optional Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent in the Common Equivalent Rate; provided, however, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Common Equivalent Rate and Optional Conversion Rate shall be made successively.
                       (vii) Prior to taking any action that could result in adjustment affecting the Common Equivalent Rate or the Optional Conversion Rate such that the conversion price (for purposes of this subparagraph, an amount equal to the Call Price divided by the Common Equivalent Rate or the Optional

                                                                              26
     Conversion Rate, respectively, as in effect from time to time) would be below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its Board of Directors, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Common Equivalent Rate or the Optional Conversion Rate as so adjusted.
                       (viii) Before redeeming any shares of PRIDES, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon such redemption.
                  (e) In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and in which each share of Common Stock outstanding immediately prior to the merger or consolidation remains unchanged in all material respects), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of PRIDES shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of

                                                                              27
securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES might have been converted immediately prior to consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus the right, subject to the requirement set forth in clause (b) in the last paragraph of paragraph 2 above and any similar requirement of any other Certificate of Designations for Preferred Stock, to receive cash in an amount equal to all accrued and unpaid dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date), and (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable, using the Call Price in effect on such redemption date, upon a redemption of such share of PRIDES immediately prior to consummation of such transaction, assuming that, if the Notice Date for such redemption is not prior to such transaction, the

                                                                              28
Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of the PRIDES shall be convertible or redeemable after consummation of such transaction shall be subject to adjustment as described in paragraph 3(d) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.
                  (f) Whenever the Common Equivalent Rate and Optional Conversion Rate are adjusted as provided in paragraph 3(d), the Corporation shall:
                       (i) forthwith compute the adjusted Common Equivalent Rate and Optional Conversion Rate in accordance with this paragraph 3 and prepare a certificate signed by the

                                                                              29
     Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Corporation setting forth the adjusted Common Equivalent Rate and Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and shall file such certificate forthwith with the transfer agent or agents for the shares of PRIDES and the Common Stock;
                       (ii) make a prompt public announcement stating that the Common Equivalent Rate and Optional Conversion Rate have been adjusted and setting forth the adjusted Common Equivalent Rate and Optional Conversion Rate; and
                       (iii) mail a notice stating that the Common Equivalent Rate and Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate and Optional Conversion Rate, to the holders of record of the outstanding shares of the PRIDES no later than 45 days after the end of the Corporation's fiscal quarter period during which the facts requiring such adjustment occurred.
                  (g) In case, at any time while any of the shares of PRIDES are outstanding,

                                                                              30
                       (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, excluding any cash dividends other than Extraordinary Cash Distributions, or
                       (ii) the Corporation shall authorize the issuance to all holders of the Common Stock of rights or warrants to subscribe for or purchase shares of the Common Stock or of any other subscription rights or warrants, or
                       (iii) of any reclassification of the Common Stock (other than a subdivision, split or combination thereof) or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the state the Corporation was then domiciled in and the new state of domicile), or of the sale or transfer of all or substantially all of the assets of the Corporation (except to one or more wholly-owned subsidiaries),

                                                                              31
then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of PRIDES, and shall cause to be mailed to the holders of shares of PRIDES at their last addresses as they shall appear on the stock register, at least 10 business days before the date hereinafter specified in clause (A) or (B) below (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, or issuance of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or issuance of rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required by this paragraph (g) or any defect therein shall not affect the legality or validity of any such dividend, distribution, issuance of any right or warrant or other action.

                                                                              32
                  4. No Fractional Shares. No fractional shares of Common Stock shall be issued upon the redemption or conversion of any shares of the PRIDES. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of the PRIDES of any holder that are redeemed or converted on any redemption date or upon Mandatory Conversion or any Optional Conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the (i) Current Market Price of the Common Stock, determined as of the second Trading Date immediately preceding the Notice Date, in the case of redemption, or (ii) Closing Price of the Common Stock determined (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion or (B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an Optional Conversion by a holder. If more than one share of PRIDES shall be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion or redemption thereof shall be computed on the basis of the aggregate number of shares of the PRIDES so converted or redeemed.
                  5. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion or

                                                                              33
redemption of shares of PRIDES as herein provided, free from any preemptive rights, such maximum number of shares of Common Stock as shall from time to time be issuable upon the Mandatory Conversion, Optional Conversion or redemption of all the shares of PRIDES then outstanding.
                  6. Definitions. As used in this Certificate of Designations:
                       (i) the term business day shall mean any day other than a Saturday, a Sunday or a day on which commercial banking institutions in the City of New York, New York, or Atlanta, Georgia, are authorized or obligated by law or executive order to close;
                       (ii) the term Closing Price, on any day, shall mean the closing sale price regular way of the Common Stock on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the Common Stock on such day, in each case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market on the day in question as reported by

                                                                              34
     the National Association of Securities Dealers, Inc. Automated Quotation System (or any successor to such system), or a similarly generally accepted reporting service, or if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose;
                       (iii) the term record date shall be such date as is from time to time fixed by the Board of Directors with respect to the receipt of dividends, the receipt of a redemption price upon redemption or the taking of any action or exercise of any voting rights permitted hereby; and
                       (iv) the term Trading Day shall mean a date on which the New York Stock Exchange (or any successor to such Exchange), or, if the Common Stock is not listed or admitted to trading on such exchange, the date on which such exchange or market on which the Common Stock is listed or traded, is open for the transaction of business.
                  7. Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of shares of PRIDES pursuant to paragraph 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of

                                                                              35
shares of Common Stock in a name other than that of the registered holder of shares of PRIDES redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
                  8. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and subject to the rights of the holders of any other series of Preferred Stock, the holders of outstanding shares of PRIDES are entitled to receive the sum of
$[       ] per share, plus an amount equal to any accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock upon liquidation, dissolution, or winding up. If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation are insufficient to permit the payment of the full preferential amounts payable with respect to shares of PRIDES and all other series of Parity Preferred Stock, the holders of shares of PRIDES and of all other series of Parity Preferred Stock will share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating

                                                                              36
distribution to which they are entitled, the holders of shares of PRIDES will not be entitled to any further participation in any distribution of assets by the Corporation. A consolidation or merger of the Corporation with one or more corporations or a sale or transfer of substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation.
                  9. Voting Rights. The holders of shares of PRIDES shall have the right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 3-1/5 votes for each share of PRIDES held. The holders of shares of PRIDES and the holders of Common Stock will vote together as one class on such matters except as provided by law or the Certificate.
                  In the event that dividends on the shares of PRIDES or any other series of Preferred Stock shall be in arrears and unpaid for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Corporation (Preferred Stock Directors), the holders of the shares of PRIDES (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable), with each

                                                                              37
share of PRIDES entitled to one vote on this and other matters in which Preferred Stock votes as a group, will be entitled to vote for the election of two Preferred Stock Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right, when vested, shall continue until all dividends in arrears on the shares of PRIDES and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect any Preferred Stock Directors shall terminate or have terminated, and, when so paid and such termination occurs or has occurred, such right of the holders of the shares of PRIDES shall cease. Upon any termination of the aforesaid voting right, subject to the requirements of the Delaware corporation law and the Certificate, such Preferred Stock Directors shall cease to be Directors of the Corporation and shall resign.
                  The Corporation will not, without the approval of the holders of at least 66-2/3% of all the shares of PRIDES then outstanding: (i) amend, alter, or repeal any of the provisions of the Certificate or the By-laws of the Corporation so as to affect adversely the powers, preferences, or rights of the holders of the shares of PRIDES then outstanding or reduce the minimum time required for any notice to which only the holders of the shares of

                                                                              38
PRIDES then outstanding may be entitled (an amendment of the Certificate to authorize or create, or to increase the authorized amount of, Junior Stock, Preferred Stock or any stock of any class ranking on a parity with the shares of PRIDES shall be deemed not to affect adversely the powers, preferences, or rights of the holders of the shares of PRIDES); (ii) create any series of Preferred Stock ranking prior to the shares of PRIDES as to payment of dividends or the distribution of assets upon liquidation; (iii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking prior to the shares of PRIDES as to payment of dividends or the distribution of assets upon liquidation; or (iv) merge or consolidate with or into any other corporation, unless each holder of the shares of PRIDES immediately preceding such merger or consolidation shall receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of PRIDES so held.
                  As long as any shares of PRIDES are outstanding, the Corporation will not, without the approval of the holders of at least a majority of the shares of Parity Preferred Stock then outstanding: (i) increase the authorized amount of the Preferred Stock or (ii) create any class or classes of capital stock ranking on a parity with the Parity Preferred Stock, either as to payment

                                                                              39
of dividends or the distribution of assets upon liquidation, and not existing on the date of this Certificate of Designations, or create any stock, or other security, convertible into or exchangeable for or evidencing the right to purchase any stock of such other class of capital stock ranking on a parity with the Parity Preferred Stock, or increase the authorized number of shares of any such other class of capital stock or amount of such other stock or security.
                  Notwithstanding the provisions set forth in the preceding two paragraphs, however, no such approval described therein of the holders of the shares of PRIDES shall be required if, at or prior to the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation or increase of any such prior or parity stock or such other stock or security is to be made, or when such consolidation or merger is to take effect, as the case may be, provision is made for the redemption of all shares of PRIDES at the time outstanding.
                  10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a

                                                                              40
court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
                  IN WITNESS WHEREOF, Bowater Incorporated has caused this
Certificate of Designations to be signed by           , its       , and
attested by        , its       , this  day of , 1994.

                                             BOWATER INCORPORATED,
                                             by
[CORPORATE SEAL]
ATTEST:
   by